                                                                   EXHIBIT 12.3

                         TRANSCONTINENTAL REALTY INVESTORS, INC.



          CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
                FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)



                          THREE MONTHS
                         ENDED MARCH 31,
                              2002        YEAR ENDED DECEMBER 31,
                         ---------------  -----------------------
                                            2001        2000
Income(Loss) From
Continuing Operations
Before Income Taxes ...      (1,380)       19,639      29,760
Fixed Charges .........       9,201        41,230      48,136
Income From Continuing
Operations
Before Income Taxes and
Fixed Charges .........       7,821        60,869      77,896

Fixed Charges:
Interest Expense ......       9,156        41,058      48,114
Preferred Dividends ...          45           172          22
                             ------        ------      ------
                              9,201        41,230      48,136
Ratio of Earnings to
Fixed Charges .........          --          1.48        1.62



Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs).